Exhibit 99.1

NEWS RELEASE

Investor Contact: Gus Okwu / DRG&E 404-892-8178 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 202-251-5210 onapolitano@fibertower.com

FiberTower Announces Conference Schedule

San Francisco, CA., August 27, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, announced today that it will participate in Jefferies’ Annual Communications Conference and Merriman Curhan Ford’s 4th Annual Investor Summit during the month of September.  Additional details regarding FiberTower’s participation at each conference are provided below.

•                  Jefferies’ Annual Communications Conference:  To be held at the Mandarin Oriental Hotel in New York City on September 10 and 11, 2007.  Michael Gallagher, FiberTower’s President and CEO is scheduled to present on Monday, September 10, 2007 at 10:05 a.m. Eastern Time.

•                  Merriman Curhan Ford’s 4th Annual Investor Summit:  To be held at the Mark Hopkins Hotel located at One Nob Hill on 999 California Street in San Francisco on September 17 and 18, 2007.  Michael Gallagher is scheduled to participate on a panel titled “3G Network Growth: Implications for Infrastructure and Applications” on Tuesday, September 18, 2007 at 4:45 pm Eastern Time.

A copy of the Jefferies presentation will be available on the company’s website at http://www.fibertower.com.  Additionally, the company’s presentation at the Jefferies conference will be broadcast live at http://www.wsw.com/webcast/jeff21/ftwr and will also be archived for replay on FiberTower’s website.

About FiberTower
FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 12 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.